Exhibit 10.1

DIRECTOR SERVICES AGREEMENT

     This Director Services Agreement (this "Agreement") is made, dated, and effective as of April 26, 2010, by and among Neiman Marcus, Inc. ("NMI"), The Neiman Marcus Group, Inc. ("NMG") (collectively, the "Companies") and Burton M. Tansky ("Tansky").

     WHEREAS, Tansky currently is employed by and serves as the Chief Executive Officer of the Companies;

     WHEREAS, as an employee and officer of the Companies Tansky has served as Chairman of the Board of NMG and NMI;

     WHEREAS, as an employee of the Companies, Tansky's employment was governed by the October 6, 2005 Employment Agreement, as amended, between Tansky, NMG, Newton Acquisition Merger Sub, Inc., and Newton Acquisition, Inc. (now known as NMI) (the "Employment Agreement"),

     WHEREAS, Tansky has announced his resignation by way of retirement from employment with the Companies effective upon the expiration of the Employment Agreement at the end of the day on October 5, 2010, and such resignation is intended to be a separation from service as defined in the Employment Agreement;

     WHEREAS, pursuant to the Employment Agreement, Tansky is not entitled to severance pay in connection with his resignation, but NMG and NMI have agreed to provide Tansky with certain other benefits in connection with the expiration of the Employment Agreement and his retirement;

     WHEREAS, due to his unique and substantial experience in the management of the Companies, the Boards of Directors of the Companies desire that Tansky continue to serve on the Boards of Directors of the Companies as a non-employee director;

     WHEREAS, the Boards of Directors of the Companies wish to provide certain compensation to Tansky for continuing to serve on the Boards of Directors; and

     WHEREAS, Tansky is willing and desires to serve as a member of the Boards of Directors of the Companies on the terms set forth in this Agreement.

     NOW, THEREFORE, in connection of the premises, Tansky and the Companies do hereby agree as follows:

     1.     Director Services. During the Term, Tansky will, consistent with the articles of incorporation and bylaws of the Companies, serve as Non-Executive Chairman of the Board of NMG and Non-Executive Chairman of the Board of NMI (such positions collectively referred to as "Non-Executive Chairman"). Tansky will serve as a Non-Sponsor Director, as such term is defined in the bylaws of the Companies.

     2      Term. The term of this Agreement shall be from October 6, 2010 through December 31, 2011 (the "Term"). The Term shall not renew or be extended absent an express written agreement otherwise between the parties. Prior to the expiration of the Term, the Boards of Directors of the Companies will discuss whether to extend the Term. No refusal by either or both of the Companies to extend the Term or by Tansky to agree to such an extension shall result in any liability to any of the parties to this Agreement. Unless the parties agree to extend the Term, this Agreement and the obligations in this Agreement will terminate at the expiration of the Term and Tansky will resign from the Boards of Directors of the Companies effective at the expiration of the Term.

     3.     Director Responsibilities. As Non-Executive Chairman, Tansky shall have such duties as are assigned by the Boards of Directors of the Companies and are customary for such position. Tansky shall not perform the duties of or function as Chief Executive Officer or any other employee of the Companies.

     4.     Compensation. In consideration of the time, effort, and attention Tansky has agreed to commit to the Companies in serving as Non-Executive Chairman, NMI will compensate Tansky for his attendance at Board meetings at the rate of $37,500 per Board meeting for up to four Board meetings in any 12-month period. NMI will pay such amounts at or shortly after each Board meeting. The parties contemplate the occurrence of five Board meetings during the Term for which Tansky will be paid as just described, four within the first year of the Term and one after the first year of the Term but prior to the expiration of the Term. To the extent NMI conducts more than four Board meetings in a year, Tansky will not be compensated separately for attending such additional meetings. Likewise, Tansky will not be separately compensated for attending Board meetings of NMG in connection with his Non-Executive Chairman position of NMG or otherwise. The Compensation described in this Section 4 is the exclusive compensation Tansky will receive in connection with his service on the Boards of Directors of the Companies and as Non-Executive Chairman. This Section 4 does not, however, affect either the right of reimbursement for expenses as provided in this Agreement or any compensation to which Tansky is entitled in connection with his prior service as an employee and executive officer of either or both of the Companies.

     5.     Removal and Termination. Tansky shall be subject to removal from the Boards of Directors of the Companies pursuant to the standards and requirements of the bylaws of the Companies and applicable law. Upon any such removal of Tansky, this Agreement shall be deemed to be immediately terminated, the Companies shall, within 7 days of such removal, pay to Tansky any compensation otherwise due under Section 4 of this Agreement and not yet paid for Board meetings conducted prior to the date of removal, and the Companies thereafter shall owe Tansky no further compensation under this Agreement except for the amounts due pursuant to Section 8. Tansky may resign as Non-Executive Chairman at any time during the Term in a manner consistent with the requirements of the bylaws of the Companies and applicable law.

     6.     Office Space and Assistance. The Companies shall provide Tansky with office space at Bergdorf Goodman. The Companies shall provide Tansky with appropriate staff assistance of their choosing commensurate with his responsibilities as Non-Executive Chairman.

     7.     Expenses. The Companies shall reimburse Tansky for reasonable travel and other expenses generally reimbursed for members of the Boards of Directors of the Companies. Reimbursable travel expenses for Tansky shall include the cost of first-class airline tickets purchased in connection with his performance of Tansky's duties as Non-Executive Chairman. Expenses reimbursable pursuant to this Section 7 shall be paid to Tansky at reasonable times as determined by the Companies. Tansky must submit to the Companies receipts for claimed reimbursement within 30 days after incurring the expense. The Companies shall pay the reimbursable amount to Tansky within 30 days of his submission of such receipts.

     8.     Additional Benefit Payments. In connection with the expiration of the Employment Agreement and the ending of Tansky's employment, if Tansky terminates employment with NMG on October 5, 2010 upon his retirement under the circumstances contemplated by this Agreement such that the termination of Tansky's employment does not give rise to any obligation on the part of NMG or NMI to pay severance compensation pursuant to Paragraph 7 of the Employment Agreement, and such termination constitutes a "separation from service" under Treasury Regulation Section 1.409A-1(h), NMG shall pay to Tansky on the 65th day following such termination an amount in cash equal to the monthly COBRA premium applicable to Tansky at such termination date based upon the coverage in effect for Tansky under NMG's group medical plan immediately prior to such termination date multiplied by sixty (60).

     9.     Survival and Cancellation of Certain Employment Agreement Provisions. The parties acknowledge and agree that notwithstanding the expiration of the term of the Employment Agreement and the ending of Tansky's employment effective October 5, 2010, pursuant to Paragraph 14 of the Employment Agreement, certain provisions of the Employment Agreement will continue to be applicable, including NMG's obligations under Paragraphs 5(h) and 16 and Tansky's obligations under Paragraphs 8, 9, 10, and 12. In addition, the parties agree that neither Tansky's retirement nor this Agreement shall cause Tansky to lose any entitlement to his SERP benefits accrued through the date of Tansky's termination of employment pursuant to the terms of The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan with the enhancements described in Section 5(c)(iv) of the Employment Agreement or to a bonus payable under Paragraph 5(c)(ii) of the Employment Agreement if the other conditions for entitlement to such a bonus are satisfied (and the Companies acknowledge that on and after Tansky's termination of employment upon the expiration of the term of the Employment Agreement effective October 5, 2010, if the other conditions for an entitlement to a bonus are satisfied, the percentage referred to in the last sentence of such paragraph shall equal 100%). The parties further acknowledge and agree that notwithstanding anything to the contrary in Paragraph 6(h) of the Employment Agreement Tansky will not be deemed to have resigned from his positions as a director for the Companies upon the ending of his employment.

     10.     Miscellaneous Provisions.

             a.     Entire Agreement. This Agreement contains the entire agreement between the parties concerning Tansky's service to the Boards of Directors of the Companies during the Term and supersedes all other prior agreements and understandings, written and oral, between the parties with respect to that subject matter.

             b.      Implied Waiver. The failure of either party at any time to require performance by a party hereto of any provision of this Agreement shall in no way affect the right to require full performance at any time thereafter. Nor shall the waiver by a party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

             c.     Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any conflict-of-laws principles that would result in the application of the law of another state. Any dispute brought for enforcement or interpretation of this Agreement may be maintained only in a federal or state court of competent jurisdiction in Dallas County, Texas, to which venue each party hereby consents. The foregoing sentence shall not prevent removal of such matter to federal court by either party.

             d.     Agreement Not Assignable by Director. This Agreement constitutes a personal contract of Tansky, and Tansky shall not assign, delegate, or transfer his rights or duties, or both, hereunder, in whole or in part.

             e.     Severability. If any one or more of the terms or provisions in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect such term or provision insofar as it may be valid, legal, and enforceable, or any other term or provision hereof.

             f.     Ambiguities. This Agreement shall be deemed to have been written jointly and neither party should be given any advantage over the other under the laws of construction of instruments based upon the authorship hereof in the event of any alleged or actual ambiguity.

             g.     Amendments in Writing. No amendments or variations of the terms and conditions of this Agreement shall be valid unless in writing and signed by both parties.

             h.     Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and the counterparts shall together constitute one and the same instrument.

EXECUTED at Dallas, Texas, as of the date and year first above written.

Remainder of Page Intentionally Left Blank

By:	/s/ Burton M. Tansky

NEIMAN MARCUS, INC.

By:	/s/ Nelson A. Bangs

Printed Name: Nelson a. Bangs
For the Board of Directors of Neiman Marcus, Inc.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Nelson A. Bangs

Printed Name: Nelson A. Bangs
For the Board of Directors of The Neiman
Marcus Group, Inc.